Exhibit 99.1

Mobileye Releases Fourth-Quarter and Full-Year 2023 Results and provides Business Overview

•	Revenue increased 13% year over year to $637 million in the fourth quarter, consistent with the preliminary results provided on January 4th, 2024.

•	Operating Income and Adjusted Operating Income improved significantly versus the fourth quarter of 2022. Actual results were consistent with the preliminary results provided on January 4th, 2024.

•	Diluted EPS (GAAP) was $0.08 and Adjusted Diluted EPS (Non-GAAP) was $0.28 in the fourth quarter of 2023.

•	Future business backlog continues to grow, with 2023 design wins projected to generate future revenue of $7.4 billion across 61 million units.

•	Generated net cash from operating activities of $394 million in the year ended December 30, 2023. Our balance sheet is strong with $1.2 billion of cash and cash equivalents and zero debt as of December 30, 2023.

JERUSALEM – Jan. 25, 2024 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months and for the year ended December 30, 2023.

“Our fourth quarter performance was very strong across the board but is understandably overshadowed by the inventory build-up at our customers which will impact our growth in 2024. We believe we have high visibility to the first quarter results, a very meaningful improvement in Q2 revenue and normalization of revenue in the second half of 2024, and are focused on executing that,” said Mobileye President and CEO Prof. Amnon Shashua. “From a business development and strategy perspective, 2023 was an extremely successful year across many fronts. We achieved design wins projected at $7 billion of incremental future estimated revenue for a second consecutive year, at elevated ASP, remarkable relative to the $2-$3 billion in 2021. We expanded the vehicle model pipeline for SuperVision and Chauffeur from 9 to approximately 30 and won our most significant advanced product program to date with a major global western OEM that we expect will not only generate multiple billions of future revenue, but also be an important endorsement in front of other customers. Further, over the course of 2023, Chauffeur went from zero OEM production programs to 3 awards across multiple models. Finally, the introduction of Driving Experience Platform (DXP) is proving to be in the sweet spot of OEM make vs buy decisions, enabling the OEM to control the driving experience while leveraging Mobileye’s efficient silicon and proven sensing, mapping, and decision-making software.”

Fourth Quarter and Full-Year 2023 Business Highlights

•	Business development activity was very robust in 2023, as the large acceleration of future business generation experienced in 2022 continued. As disclosed in our CES 2024 presentation, projected future revenue from design wins achieved in 2023 totaled $7.4 billion across 61 million incremental units. This is more than 3.5x the revenue we generated in 2023.[1]

•	We continue to execute very well in our core ADAS business, as we launched systems into approximately 300 distinct vehicle models in 2023. Our future business pipeline of Cloud-Enhanced ADAS volume and associated REMTM recurring revenue licenses grew significantly as a result of new program awards and expansion of existing programs to additional vehicle platforms. The next-generation core ADAS chip, EyeQTM6L, remains on-track for first customer production launches in Q2 2024.

•	2023 was a very successful year for SuperVisionTM. Shipments were slightly above 100,000 units in 2023. On the execution side, we delivered to Zeekr consumers the full SuperVision features for highway and arterial roads in August 2023 and expanded to 22 cities by year-end as compared to 2 cities at launch. Additionally, we generated substantial new business awards for this product. We now have 4 vehicle models in production and a total of approximately 30 models in the future launch pipeline as compared to 1 vehicle in production and 9 models in the future launch pipeline at the start of 2023. This expansion was supported by design wins with Porsche, FAW, Mahindra, and a large global western OEM over the course of 2023.

•	The business pipeline for ChauffeurTM took a leap forward in 2023 as we achieved our first set of production program awards with Polestar, FAW, and a major global western OEM. The favorable view of Chauffeur eyes-off technology by automakers is based on two key factors: 1) Chauffeur adds “buying your time back” as an additional value proposition on top of the safety and convenience benefits of SuperVision; and 2) the sharing of tech building blocks between SuperVision and Chauffeur creates a scalable bridge from one to the other, significantly lowering the investment needs and raising the probability of success for a consumer AV product. As announced at CES, we now project 600,000 units of future Chauffeur volume based only on design wins announced to date.

•	We have made significant progress in building a robust ESG program as an independent company. After substantial benchmarking, scoping, and data collection activities over the course of 2023, we are on track to publish our first Corporate Sustainability Report as an independent company during 2024.

Fourth Quarter 2023 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q4 2023	Q4 2022	% Y/Y
Revenue	$637	$565	13%
Gross Profit	$344	$300	15%
Gross Margin	54.0%	53.1%	+91	bps
Operating Income	$73	$24	204%
Operating Margin	11.5%	4.2%	+721	bps
Net Income	$63	$30	110%
EPS - Basic	$0.08	$0.04	105%
EPS - Diluted	$0.08	$0.04	105%

Non-GAAP
U.S. dollars in millions	Q4 2023	Q4 2022	% Y/Y
Revenue	$637	$565	13%
Adjusted Gross Profit	$439	$416	6%
Adjusted Gross Margin	68.9%	73.6%	(464	)bps
Adjusted Operating Income	$247	$217	14%
Adjusted Operating Margin	38.8%	38.4%	+33	bps
Adjusted Net Income	$228	$215	6%
Adjusted EPS - Basic	$0.28	$0.27	4%
Adjusted EPS - Diluted	$0.28	$0.27	3%

•	Revenue of $637 million increased 13% as compared to fourth quarter of 2022. EyeQ SoC related revenue grew 16% in the quarter.

•	Average System Price[2] was $52.7 in fourth quarter 2023, compared to $56.2 in the prior year period. While SuperVision shipments were roughly flat as compared to Q4 2022, SuperVision revenue as a percentage of total revenue was lower due to growth in the EyeQ SoC business, resulting in a modest decline in ASP.

•	Gross Margin increased by nearly 1 percentage point in the fourth quarter of 2023 as compared to the prior year period. The impact of the lower cost attributable to amortization of intangible assets as a percentage of revenue was partially offset by the downward impact of the increased cost of our EyeQ SoCs (and associated price increase to customers).

•	Adjusted Gross Margin (a non-GAAP measure) declined by 5 percentage points in the fourth quarter 2023 as compared to the prior year period. The year over year decrease was primarily due to downward impact of the increased cost of our EyeQ SoCs (and associated price increase to customers).

•	Operating Margin increased by over 7 percentage points on a year over year basis. The increase was driven primarily by the cost attributable to amortization of intangible assets and stock based compensation as a percentage of revenue which was lower in Q4 2023 as compared to the prior year period.

•	Adjusted Operating Margin (a non-GAAP measure) was up slightly in the fourth quarter 2023 as compared to the prior year period. Adjusted gross margin declined as explained above. This was fully offset by operating expenses which were relatively consistent on a year over year basis but down substantially as a percentage of revenue in Q4 2023. Our R&D growth plans remained intact but a year-over-year decline in the USD / Israel Shekel conversion rate and reimbursements related to employees on military reserve duty offset spending growth related to headcount and other R&D activities.

•	Operating cash flow for the year ended December 30, 2023 was $394 million. Purchases of property and equipment was $98 million for that same period.

1 Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective customers at the time of sourcing the design wins for the models related to those design wins. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2 Average System Price is calculated as the sum of revenue related to EyeQ and SuperVision systems, divided by the number of systems shipped.

Financial Guidance for the 2024 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 28, 2024. The following information reaffirms the preliminary financial outlook for the 2024 fiscal year that we disclosed in our January 4th, 2024 press release.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Stock-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2024
U.S. dollars in millions	Low	High
Revenue	$1,830	$1,960
Operating Loss	$(468)	$(378)
Amortization of acquired intangible assets	$444	$444
Share-based compensation expense	$294	$294
Adjusted Operating Income	$270	$360

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, January 25, 2024, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and expenses related to our initial public offering that was completed on October 28, 2022, during the year ended December 31, 2022. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, and expenses related to our initial public offering that was completed on October 28, 2022, during the year ended December 31, 2022, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, more than 170 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2024 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; projected cost and pricing trends; future production capacity and product supply, potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our addressable markets, estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; future responses to and effects of the COVID-19 pandemic; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a results of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2022, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Full Year 2023 Financial Results

Mobileye Global Inc.

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
U.S. dollars in millions, except share and per share amounts	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Revenue	$637	$565	$2,079	$1,869
Cost of revenue	293	265	1,032	947
Gross profit	344	300	1,047	922
Research and development, net	225	224	889	789
Sales and marketing	28	29	118	120
General and administrative	18	23	73	50
Total operating expenses	271	276	1,080	959
Operating income (loss)	73	24	(33)	(37)
Interest income with related party	—	9	—	18
Interest expense with related party	—	(4)	—	(24)
Other financial income (expense), net	11	5	49	11
Income (loss) before income taxes	84	34	16	(32)
Benefit (provision) for income taxes	(21)	(4)	(43)	(50)
Net income (loss)	$63	$30	$(27)	$(82)

Earnings (loss) per attributed to Class A and Class B stockholders:
Basic and diluted	$0.08	$0.04	$(0.03)	$(0.11)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic	806	788	805	759
Diluted	812	791	805	759

Mobileye Global Inc.

Consolidated Balance sheets (unaudited)

U.S. dollars in millions	December 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,212	$1,024
Trade accounts receivable, net	357	269
Inventories	391	113
Other current assets	106	110
Total current assets	2,066	1,516
Non-current assets:
Property and equipment, net	447	384
Intangible assets, net	2,053	2,527
Goodwill	10,895	10,895
Other long-term assets	116	119
Total non-current assets	13,511	13,925
TOTAL ASSETS	$15,577	$15,441
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$229	$189
Employee related accrued expenses	87	88
Related party payable	39	73
Other current liabilities	48	34
Total current liabilities	403	384
Non-current liabilities:
Long-term employee benefits	56	56
Deferred tax liabilities	148	162
Other long-term liabilities	46	45
Total non-current liabilities	250	263
TOTAL LIABILITIES	$653	$647
TOTAL EQUITY	14,924	14,794
TOTAL LIABILITIES AND EQUITY	$15,577	$15,441

Mobileye Global Inc.

Consolidated Cash Flows (unaudited)

	Year Ended
U.S. dollars in millions	December 30, 2023	December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(27)	$(82)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	39	23
Share-based compensation	252	174
Amortization of intangible assets	474	544
Exchange rate differences on cash and cash equivalents	5	6
Deferred income taxes	(14)	(9)
Interest on Dividend Note to related party, net	—	18
Interest with related party, net	16	12
Other	1	(2)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivables	(88)	(114)
Decrease (increase) in other current assets	8	(10)
Decrease (increase) in inventories	(278)	(16)
Increase (decrease) in accounts payable, accrued expenses and related party payable	10	58
Increase (decrease) in employee-related accrued expenses and long term benefits	(1)	(52)
Increase (decrease) in other current-liabilities	(7)	(16)
Decrease (increase) in other long term assets	(3)	17
Increase (decrease) in long term liabilities	7	(5)
Net cash provided by operating activities	394	546
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(98)	(111)
Repayment of loan due from related party	—	1,635
Issuance of loan to related party	—	(336)
Other	—	(1)
Net cash provided by (used in) investing activities	(98)	1,187
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Parent	—	84
Dividend paid	—	(337)
Share-based compensation recharge	(100)	(280)
Proceeds from initial public offering, net of offering costs	—	1,034
Equity transaction in connection with the legal purchase of Moovit entities	—	(900)
Repayment of Dividend Note with related party	—	(918)
Net cash provided by (used in) financing activities	(100)	(1,317)
Effect of foreign exchange rate changes on cash and cash equivalents	(5)	(6)
Increase in cash, cash equivalents and restricted cash	191	410
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,035	625
Balance of cash, cash equivalents and restricted cash, at end of year	$1,226	$1,035

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended				Year Ended
	December 30, 2023		December 31, 2022		December 30, 2023		December 31, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$344	54%	$300	53%	$1,047	50%	$922	49%
Add: Amortization of acquired intangible assets	95	15%	114	20%	406	20%	469	25%
Add: Share-based compensation expense	—	—%	2	—%	2	—%	2	—%
Adjusted Gross Profit	$439	69%	$416	74%	$1,455	70%	$1,393	75%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended				Year Ended
	December 30, 2023		December 31, 2022		December 30, 2023		December 31, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$73	11%	$24	4%	$(33)	(2)%	$(37)	(2)%
Add: Amortization of acquired intangible assets	112	18%	131	23%	474	23%	544	29%
Add: Share-based compensation expense	62	10%	62	11%	252	12%	174	9%
Add: Expenses related to the IPO	—	—%	—	—%	—	—%	4	—%
Adjusted Operating Income	$247	39%	$217	38%	$693	33%	$685	37%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Year Ended
	December 30, 2023		December 31, 2022		December 30, 2023		December 31, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$63	10%	$30	5%	$(27)	(1)%	$(82)	(4)%
Add: Amortization of acquired intangible assets	112	18%	131	23%	474	23%	544	29%
Add: Share-based compensation expense	62	10%	62	11%	252	12%	174	9%
Add: Expenses related to the Mobileye IPO	—	—%	—	—%	—	—%	4	—%
Less: Income tax effects	(9)	(1)%	(8)	(1)%	(40)	(2)%	(35)	(2)%
Adjusted Net Income	$228	36%	$215	38%	$659	32%	$605	32%

Supplemental Information - Average System Price

	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
EyeQ and SuperVision revenue (U.S. dollars in millions)	$543	$438	$430	$507	$611
Number of systems shipped (in millions)	9.7	8.1	8.3	9.4	11.6
Average system price (U.S. dollars)	$56.2	$53.9	$51.7	$53.8	$52.7

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com